EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Receives Orphan Drug Designation from the FDA for CG53135 in Oral Mucositis Indication

New Haven, CT – February 25, 2004 – CuraGen Corporation (NASDAQ: CRGN) announced today that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to CG53135 for the treatment of radiation induced oral mucositis (OM).

This investigational protein, a novel growth factor discovered by CuraGen’s integrated platform, promotes epithelial and mesenchymal cell proliferation in vitro and is active in animal models of OM. CG53135, CuraGen’s lead product candidate, is currently in Phase I clinical trials to evaluate the safety and pharmacokinetics in patients with cancer who are at risk for mucositis. CuraGen expects to initiate Phase II trials with CG53135 in patients with OM in 2004.

“We believe the strength of CG53135 resides in its ability to promote both epithelial and mesenchymal cell proliferation possibly resulting in increased activity,” stated Timothy Shannon M.D., Chief Medical Officer of CuraGen. “The FDA’s orphan drug designation further strengthens our program for CG53135 by offering important clinical development and commercialization benefits.

The Orphan Drug Act is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals in the U.S. at the time of application. Further criteria include the ability of the product to address an unmet medical need where no approved treatment option exists or provide significant benefit over available treatments. Orphan drug designation, granted by the FDA’s Office of Orphan Products Development, provides CuraGen with a number of potential benefits for CG53135. Orphan drug designation may result in seven years of market exclusivity in the United States upon FDA product approval, provided that the sponsor company continues to meet certain conditions established by the FDA. Upon marketing authorization and during the period of market exclusivity, the FDA does not accept or approve other applications to market the same medicinal product for the same therapeutic indication. Other incentives provided by orphan designation include protocol assistance and eligibility for research and development support. Protocol assistance includes regulatory assistance and reduced filing fees, as well as advice on the conduct of clinical trials.

Background on Oral Mucositis

Oral mucositis is a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. Oral mucositis is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. An effective treatment for oral mucositis has the potential to treat debilitating symptoms, to allow cancer patients to tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time. There is currently no FDA approved therapy to treat this condition.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammation, obesity and diabetes, and central nervous system disorders. CuraGen’s therapeutics are based on internally discovered genes from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release may contain forward-looking statements, including statements about our expectation to initiate Phase II trials with CG53135 in patients with oral mucositis in 2004, our belief that the strength of CG53135 resides in its ability to promote both epithelial and mesenchymal cell proliferation resulting in more dosing flexibility compared to other products in development and our belief that the FDA’s orphan drug designation further strengthens our program for CG53135 by offering important clinical development and commercialization benefits. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.